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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number: 3235-014
                                                  Expires: December 21, 2001
                                                  Estimated average burden
                                                  hours per response ...... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
       Foster City LLC                        Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           Intevac, Inc, - IVAC                   (Month/Day/Year)
     (Last)     (First)     (Middle)        December 1, 1999             ----------------------------------
950 Tower Lane, Suite 800                  ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group (Check
Foster City,       CA          94404          Person, if an entity             Director     X    10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                     Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                                             TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                      2. Amount of Securities        3. Ownership Form:             4. Nature of Indirect
    (Instr. 4)                                Beneficially Owned             Direct (D) or                  Beneficial
                                              (Instr. 4)                     Indirect (I)                   Ownership (Instr. 5)
                                                                             (Instr. 5)
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Common Stock                                   2,517,218                           D                           (1)
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Common Stock                                     363,310                           D                           (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (3-99)


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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date               3. Title and Amount of      4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and       Securities Underlying       sion or       ship        Beneficial Ownership
                                    Expiration Date       Derivative Security         Exercise      Form of     (Instr. 5)
                                    (Month/Day/Year)      (Instr. 4)                  Price of      Deriv-
                                                                                      Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -----------------------------------------------                    (D) or
                                 Date      Expira-                    Amount or                     Indirect (I)
                                 Exercis-  tion          Title        Number                        (Instr. 5)
                                 able      Date                       of Shares

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Explanation of Responses:

(1)  Shares held by H.J. Smead. H.J. Smead is a managing partner of Foster City LLC.  Foster City LLC disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(2)  Shares held by Edward Durbin. Edward Durbin is a managing partner of Foster City LLC.  Foster City LLC disclaims any beneficial ownership except to the extent of any pecuniary interest therein.


                                                                               SEE ATTACHED SCHEDULE
                                                                               -----------------------------------  ----------------
                                                                                **Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space is insufficient, See Instruction 6 for procedure.                                                      SEC 1473 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not to respond unless the form displays a currently valid OMB Number.




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FOSTER CITY LLC
SCHEDULE FOR FORM 3



MANAGING MEMBERS OF FOSTER CITY LLC
H. J. Smead
Edward Durbin



By: /s/ H.J. SMEAD                                By: /s/ EDWARD DURBIN
    ---------------------                         ------------------------
    H.J. Smead                                    Edward Durbin